BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Synthetic Voting Map – Ordinary and Extraordinary General Meeting To Be Held on April 26, 2017

BRF S.A. (“BRF” or “Company”) (BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction n°. 481, of December 17, 2009, hereby informs that it has received, on this date, the voting map related to the Ordinary and Extraordinary General Meeting to be held on April 26, 2017 (“General Meeting”) sent by the financial institution that provides the Company´s bookkeeping services. Such map, hereby attached, consolidates the remote votes cast by means of custody agents and those which were sent directly to the bookkeeping agent.

The General Meeting will be held on April 26, 2017, at 11:00 hours, at the Company's head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State Catarina State, Bairro Fazenda.

São Paulo, April 24, 2017.

Pedro de Andrade Faria
Global Chief Executive, Financial and Investor Relations Officer

Appendix I – Synthetic Voting Map